Exhibit 99.1

For Immediate Release

May 28, 2015

NW Natural Reports on 2014 Results at Annual Meeting of Shareholders

PORTLAND, Ore. — Northwest Natural Gas Company, dba NW Natural (NYSE:NWN) today reported on its 2014 results.

“In 2014, we continued to operate safely, reliably, and efficiently while advancing several important longer-term priorities,” said Gregg Kantor, President and CEO. “Our utility delivered solid margin growth, bare steel removal efforts left us with just three remaining miles system-wide, the company’s annual customer growth rate increased for the third year in a row, and we advanced a potential expansion of Mist, our underground storage facility. Finally, we once again won honors in the J.D. Power Gas Utility Residential Customer Satisfaction Survey.”

2014 highlights reported on at the meeting included:

•	Reported net income of $59 million or $2.16 per share, compared to $61 million or $2.24 per share in 2013.

•	Earned the highest customer satisfaction score among large utilities in the West in the 2014 J.D. Power Gas Utility Residential Customer Satisfaction Study.

•	Increased our investment in gas reserves, bringing the total amount invested since 2011 to $188 million.

•	Received insurance settlements totaling $103 million in 2014, which brought cumulative recoveries for environmental costs to approximately $150 million.

•	Increased our annual customer growth rate to 1.4 percent, adding our 700,000th customer.

•	Leveraged our new online customer portal, converting to natural gas 25 percent of those consumers that inquired about gas availability through the online tool.

•	Launched enhancements to the portal, providing new self-service features for builders and contractors, and automating new construction and conversion work orders.

As a final highlight, the company noted it has increased dividends paid on common stock for 59 consecutive years, one of the longest dividend increase records of any company on the NYSE. The company’s current annual indicated dividend rate is $1.86 per share.

During the meeting, shareholders re-elected directors Timothy Boyle, Mark Dodson, Malia Wasson and Gregg Kantor, and ratified the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accountants for the fiscal year 2015.

Additionally, NW Natural’s board of directors extended the company’s share repurchase program effective through May 2016. The repurchase program authorizes the company to purchase up to $100 million in value and up to 2.8 million shares of the company’s common stock. Since the program’s inception, the company has repurchased 2.1 million shares of common stock at a total cost of $83.3 million.

Forward-Looking Statements

This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, gas storage development or costs or timing related thereto, gas reserves and their financial value and benefit, customer growth, weather, commodity and other costs, customer rates or rate recovery, financial positions, debt redemption, equity repurchases, revenues and earnings, dividends, performance, timing or effects of future regulatory proceedings or future regulatory approvals, effects of regulatory mechanisms, including, but not limited to, SRRM, contracting levels or pricing, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors,” and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk,” and Part II, Item 1A, “Risk Factors,” in the company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural

NW Natural (NYSE: NWN) is headquartered in Portland, Ore., and provides natural gas service to about 707,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in Western Oregon and Southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $3 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with designed storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at nwnatural.com.

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Investor Contact:

Nikki Sparley

Phone: 503-226-4211 ext. 5857

Email: n1s@nwnatural.com

Media Contact:

Melissa Moore

Phone: 503-220-2436

Email: msm@nwnatural.com

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